PART II

INFORMATION TO BE INCLUDED IN REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended:

September 30,2020

Shackelford Pharma Inc.

(Exact name of issuer as specified in its charter)

British Columbia, Canada

(Jurisdiction of incorporation or organization)

N/A

(I.R.S. Employer Identification Number)

Suite 2300 - 1177 West Hastings Street

Vancouver, British Columbia, Canada V6E 2K3

(Address of principal executive offices)

(888) 377-4225

(Registrant's telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words "believe," "estimate," "could", "expect," "anticipate," "intend," "may", "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, our actual performance, results and achievements or outcomes could differ materially from those set forth in the forward-looking statements. These factors include, among other things:

  Our lack of operating history on which to judge our business prospects and management;
  Our ability to raise capital and the availability of future financing;
  The results of clinical testing and studies and/or trials for our products will require significant time and capital resources;
  Our ability to manage research and development, preclinical work, clinical studies, product manufacturing, distribution, retail sales, corporate growth and operational expenses;
  Our reliance on third parties to conduct some of the scientific, clinical, manufacturing and commercialization work for our products;
  Our ability to obtain regulatory approval if and when necessary, and market acceptance of our products;
  Our ability to compete in a highly competitive and evolving industry;
  Our ability to protect our intellectual property;
  Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our products and services;
  Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law;
  Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could harm our financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

The Company is an early-stage biopharmaceutical company dedicated to the commercial translation of the clinical knowledge and insights of Dr. Alan Shackleford, gained through his treatment of more than 25,000 patients using medications targeting the endocannabinoid system.

Dr. Shackelford is a Harvard Medical School trained internist and researcher who is one of the world's foremost authorities on the clinical uses of medications targeting the endocannabinoid system and is recognized for pioneering the treatment of Dravet Syndrome.  Over the last decade, he effectively treated patients suffering from a variety of medical ailments. Dr. Shackelford has worked with a number of provincial, American state and foreign government agencies on establishing governance of endocannabinoid focused programs.

Under Shackelford Pharma, Dr. Shackleford is supported by an expert medical and pharmaceutical team with a wealth of experience in clinical research and development, drug development, regulatory approval, commercial operations, and marketing, to manage the development and commercialization of pharmaceutical products. Shackelford Pharma will provide physicians with the knowledge and confidence to prescribe medications targeting the endocannabinoid system, while providing patients with the certainty that the products are safe, consistent, and most importantly, effective.

SPI is dedicated to alleviating human suffering through the development of medications targeting the endocannabinoid system for a range of health disorders. Our goal is to become the global leader in the development and commercialization of medications targeting the endocannabinoid system and that:

  address unmet medical needs;
  meet the quality standards of the pharmaceutical industry;
  comply with the legal and regulatory environments in major markets;
  provide clinicians with the confidence to treat their patients; and
  offer patients and consumers assurance of quality and consistency.

The Company is employing a pragmatic and practical strategy that balances near term revenue opportunities and longer-term value creation whereby it could outsource certain functions to reduce capital cost and time to market.  Such functions could include drug manufacturing, laboratory analysis, formulation, packaging, distribution and sales.

Employees

We currently have one full-time employee. We currently have health, dental & vision insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We currently engage contractors and plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and intense technological and regulatory change. We face, and will continue to face, competition in the development and marketing of our product candidates from other biotechnology and pharmaceutical companies, medical cannabis companies, research institutions, government agencies and academic institutions. Some of these competitors can be expected to have longer operating histories and more financial resources and experience than the Company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Company. Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require capital for research and development, regulatory compliance advice and expertise, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis, which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

Competition may also arise from, among other things:

  other drug development or product technologies;
  methods of preventing or reducing the incidence of disease, including vaccines, in diseases or ailments that we target with our products; and
  new or other classes of therapeutic agents that render our products uncompetitive or obsolete

Regulatory Environment

In the U.S., the cannabis and hemp industries are highly regulated and subject to significant government oversight. As of the time of this filing, thirty-five (35) states and Washington D.C., Guam, Puerto Rico and the U.S. Virgin Islands have legalized medical cannabis, and fifteen (15) states, and three territories have legalized cannabis for recreational purposes or "adult-use." However, at the federal level, cannabis remains a Schedule I drug under the Controlled Substances Act of 1970 (the "CSA"). As a result, medical and adult use cannabis-related practices or activities, including without limitation, the importation, possession, use, cultivation, manufacture, sale, or distribution of cannabis, remain illegal under U.S. federal law.

Notably, cannabidiol ("CBD"), can be extracted and isolated from both hemp plants and cannabis plants. Hemp, like cannabis, is a varietal of the plant Cannabis sativa L., however, it contains only trace amounts of tetrahydrocannabinol ("THC"), the cannabinoid responsible for the cannabis plant's intoxicating effects, and does not share the same federally illegal status in the U.S. as cannabis. Through a combination of state legislation, Section 7606 of the Agricultural Act of 2014 (the "2014 Farm Bill"), and the Agriculture Improvement Act of 2018 (the "2018 Farm Bill"), the vast majority of U.S. states have either developed or are in the process of developing regulated hemp programs governing a variety of hemp-related activities. The 2014 Farm Bill was limited in scope as it gave authority only for state research pilot programs that met certain conditions, while the passage of the 2018 Farm Bill established a robust framework for commercial hemp production in the US and removed hemp from the CSA. Most significantly, the 2018 Farm Bill amended the CSA to exclude hemp - inclusive of all derivatives, extracts, and cannabinoids containing not more than 0.3% THC - from the federal definition of "marihuana," and also explicitly created an exemption from the CSA for THC found in hemp.

In addition, the 2018 Farm Bill amended the Agricultural Marketing Act of 1946 to categorize hemp as an agricultural commodity under the regulatory purview of the United States Department of Agriculture ("USDA") in coordination with state departments of agriculture or tribal governments that elect to have primary regulatory authority over the production of hemp in their borders. The 2018 Farm Bill permits U.S. states and Indian Tribes to adopt their own regulatory plans governing hemp production, even if more restrictive than federal regulations, so long as the plans meet minimum federal standards and are approved by the USDA.  On October 31, 2019, the USDA issued an interim final rule ("IFR") to implement the 2018 Farm Bill. The IFR governs the commercial production of hemp and provides the framework for U.S. states and Indian Tribes to begin implementation of commercial hemp production programs.  The IFR is effective through November 1, 2021, after which it will be replaced by the USDA's final rule governing commercial production of hemp in the U.S.

The U.S. Food and Drug Administration (FDA) has, to date, not approved any marketing application for cannabis for the treatment of any disease or condition and has approved one cannabis-derived drug product "Epidiolex" (cannabidiol) and three cannabis-related drug products, Marinol (THC), Syndros (THC) and Cesamet (nabilone).

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Note regarding Financial Information

The Company's fiscal year and calendar year are not aligned. Its fiscal year runs from October 1st through September 30th of the following year, whereby Q1 of its fiscal year is the last 3 months of the calendar year, while Q2 through Q4 of the fiscal year are the first three quarters of the next calendar year. This document generally refers to quarters in a calendar year format when referring to business development and expectations that are captured in forward looking statements. The "FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" within this Annual Report refer to fiscal year quarters unless otherwise specified.

Results of Operations for the Years Ended September 30, 2020 and 2019.

Company Overview

Shackelford Pharma Inc. was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on June 19, 2018. The Company's corporate office is located at Suite 2300-1177 West Hastings Street, Vancouver, British Columbia, Canada.

The Company's principal activities include developing standardized and scientifically formulated medications using multiple delivery methods.  The Company focuses on market opportunities based on unmet medical challenges utilizing the clinical experience of Dr. Alan Shackelford, a pioneer in endocannabinoid related research.

Financial Conditions and Results from Operations

Results of Operations

To date, the Company has not generated any revenues from its planned operations. During the year ended September 30, 2020 the Company reported a net loss of $1,328,497 or $0.03 loss per share compared to a loss of $514,532 or $0.02 loss per share for the year ended 2019. Expenses principally consisted of consulting fees and salaries of $853,755 (2019 - $337,609), professional fees of $259,770 (2019 - $43,162), laboratory expenses of $65,769 (2019 - $nil), marketing and communications of $55,820 (2019 - $36,541) and travel costs of $17,563 (2019 - $44,928). The Company anticipates that operating expenses will continue to rise as the Company continues to develop its business operations.

Liquidity and Capital Resources

The Company has not begun commercial operations and, accordingly, does not generate cash from operations. As at September 30, 2020, the Company had a working capital deficit of $1,107,243 and $85,065 in cash compared to $72,280 in cash and a working capital deficit of $28,916 at September 30, 2019. The Company expects to incur further losses in the development of the business.  Accordingly, the Company is dependent on the equity markets as its sole source of operating working capital. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to it.

During the year ending September 30, 2020, the Company raised CAN $342,607 through the issuance of convertible loans. The convertible loans bear interest at 8% per annum and are due and payable two years from the date issued. The notes shall be automatically converted into units of the Company ("Units") at such time that the Company completes a subsequent equity offering involving an issuance of common shares (the "Subsequent Financing"). Each unit shall consist of one common share of the Company which converts at a 20% discount to the common share price issued under the Subsequent Financing, and one warrant ("Warrant"). Each Warrant will entitle the holder to purchase an additional common share at a price that is at a 20% premium to the Subsequent Financing price (the "Warrant Exercise Price") for a period of 24 months from the issuance of the Warrants, which shall be the closing date of the Subsequent Financing. In the event that the Company completes a going public transaction and the common shares trade at a 75% premium to the Warrant Exercise Price for a period of 30 trading days, then the warrants will be automatically converted into common shares.

The Company plans to raise capital through their current Offering and, if additional funds are required, the Company plans to raise additional capital primarily through the private placement of its equity securities. Under such circumstances, there is no assurance that the Company will be able to obtain further funds required for the Company's continued working capital requirements.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. The Company expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended September 30, 2020, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term in Office	Approximate Hours per Week for Part Time Employees

Mark Godsy	Chief Executive Officer & Director	64	since inception	n/a
Dr. Alan Shackelford	Chief Medical Officer & Director	70	since inception	n/a
Dr. Avi Livnat	VP Clinical & Regulatory Affairs & Director	73	since inception	n/a
Geoff Griffiths	Director of Commercialization	47	01-Sep-19	n/a
Dr. Michael Shannon	Chief Scientific Officer	70	01-Jun-19	16
John Meekison	Chief Financial Officer	55	since inception	8

Business Experience

Mark Godsy, LLB. Founder, Chief Executive Officer and Director

Mark is a seasoned and successful biotechnology and technology entrepreneur. Mark has started or co-founded many successful companies, including two $1 billion biotech firms - ID Biomedical, which became Canada's largest vaccine company and the fifth-largest vaccine company in the world; and Angiotech Pharmaceuticals, which created the first coated stent, which has gone on to save tens of millions of lives.

Mark began his career as a lawyer, having first practiced law for approximately four years in Vancouver, BC, Canada. He subsequently served in a variety of corporate positions with early and mid stage growth companies, acting as CEO, CFO, director, chairman, or advisor, depending upon the need and interest of the venture. These roles covered many sectors, but emphasised the health and wellbeing of people and the planet. Mark is passionate about building teams and realizing synergies that can help create great results. He has also been involved in mentoring programs for CEOs of junior biotechs, as well as law students, and he is frequently approached to do the same for budding entrepreneurs.

Mark Godsy is currently the Chairman of Exro Technologies, a company focused on improving the efficiency of electric motors and generators. Prior to that Mr. Godsy was acting CEO from 2015 to 2019. He also currently serves as Chairman of Traxitt, a technology company focused on developing an IOT platform that allows devices with different architectures to communicate with one another. He serves on the advisory board for the Faculty of Law at McGill University and holds a BA from the University of British Columbia and a law degree from McGill, and is a non practising member of the Law Society of British Columbia.

Dr. Alan Shackelford, MD. Founder, Chief Medical Officer and Director

Dr. Shackelford is a Harvard Medical School trained internist and researcher who is one of the world's foremost authorities on the clinical uses of cannabis. Over the last decade, through his clinic in Colorado, Dr. Shackelford has successfully treated thousands of patients suffering from a variety of medical ailments. He has been widely interviewed by media and has been featured in numerous television programs related to his knowledge in medical cannabis. As a thought leader, he has been invited to speak and educate numerous state government agencies on establishing structures and rules governing medical cannabis programs. Dr. Shackelford received his B.A. from Grinnell College and graduated from the University of Heildelberg School of Medicine in Germany, completing his internship, residencies and fellowship training through the Harvard Medical School.

Dr. Avi Livnat, PhD. Founder, Vice President Clinical and Regulatory Affairs, and Director

Dr. Avi Livnat is a cardiovascular physiologist and Biomedical Engineer. His educational background includes physics, computer science, economics and business administration. His professional career covers academic (Professor of Physiology and Biophysics at the University of Illinois), Government (Deputy Head of the Pharmaceutical Administration, Ministry of Health) and private sector (founder and General Manager of several drug and medical device companies). Avi was a founder and CEO of Quintiles (now IQVIA - NYSE:IQV) in Israel, one of the world's most highly regarded drug development companies. His areas of expertise are drug development, regulatory affairs and design and clinical research: design and conduct of clinical trials. Prior to launching Shackelford Pharma in 2018, Mr. Livnat was founder, inventor and Head of Research at Smartwave Medical between 2015 and 2017, and continued to act as a consultant to Elron Electronic Industry Ltd. ("Elron"), which funded Smartwave Medical. Elron is a publicly traded company on the Israeli stock Exchange.

Dr. Michael Shannon, M.A.,M.Sc.,M.D., Chief Scientific Officer

Dr. Shannon received his medical degree from Queen's University in Canada, which included advanced training in surgery and sports medicine. He also holds post-graduate degrees in neurochemistry and physiology. He has been actively engaged in applied medical research within these areas for 30 years. Serving for 31 years in the Canadian Forces and retiring at the rank of Commodore (Brigadier General equivalent) as Deputy Surgeon General for Canada he assumed responsibilities within Health Canada for re-organizing the Canadian blood system. Working with both the provincial and federal governments he oversaw the development of a new corporate entity dedicated exclusively to the management of blood services in Canada. He was then appointed Director General for the Laboratory Centre for Disease Control, a position he held for three years.

Dr. Shannon left the Canadian federal government in 2001 to pursue a new career in industry and gained significant experience successfully managing numerous multinational, multicentered phase III clinical trials in Canada, the United States and Great Britain. Following completion of that work, he served as an Audit Principal and Senior Medical Advisor to the Canadian Auditor General and then accepted responsibilities for rebuilding the Emergency Medical Response System within the newly formed Public Health Agency of Canada.

Dr. Shannon has been actively engaged in medical bio-oxidative (O3 based) research since 1987 and was directly responsible for the first human clinical trial to have ever been approved in North America which examined the efficacy of O3 delivered via minor autohemotherapy in the treatment of AIDS. He was also responsible for several primate studies utilizing O3 involving scientists from various departments within the Canadian Federal Government and Cornell University.

Dr Shannon has worked in the area of hospital disinfection for eight years, is coinventor of a new trioxidane-based broad spectrum decontamination system that has recently secured full US EPA approval and is now engaged in completing a de novo FDA 510K submission.

Dr Shannon has previously served as senior medical advisor for Canadian cannabis LPs.

John Meekison, CPA, Chief Financial Officer

John Meekison is a career Chief Financial Officer and investment banker. He has spent the last 15 years in a variety of executive management and CFO roles with both private and public companies, with a focus on raising public and private equity capital for North American technology and cannabis related companies, most recently with Exro Technologies Inc, where he served as CFO since October 2017. Prior to that he acted as the Director of Capital Markets at Evans and Evans Inc. since August 2016 and served as CFO of Ico Therapeutics from April 2005 to August 2016. John serves on the board of directors of several public and private companies, including: Quest Pharmatech Inc., ArcWest Exploration Inc. and AgriFORCE Growing Systems Ltd. He holds a BA from the University of British Columbia and is a Chartered Professional Accountant and Professional Logistician.

Geoff Griffiths, Director of Commercialization

Geoff Griffiths comes to SPI with 20 years of pharmaceutical experience. He brings a broad spectrum of commercial experience including sales, sales training, sales management, business intelligence, marketing, market access, healthcare policy and commercial development. Geoff has worked on some of the largest products in the industry including Humira, Prevacid and Synthroid. Previously, Geoff was a foundational hire for Mylan's leading pipeline of biosimilars. As Director of Biosimilar Development for Mylan, Geoff worked to establish the new business inside Mylan coordinating commercial launch activities such as marketing, regulatory approvals, sales forecasts, etc. for Canada, North America, and the Global team since 2015. Geoff is also the former Chairman of the Board, and current Vice-Chair of the Down Syndrome Research Foundation.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in "Security Ownership of Management and Principal Shareholders - Transactions with Related Persons," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Executive Officers

During the Company's fiscal year ended September 30, 2020, the Company paid the following cumulative consulting fees and salaries to their executive officers (reported in Canadian dollars unless otherwise noted):

Name	Capacities in which compensation is received	Cash Compensation $	Total Compensation $

Mark Godsy	Chief Executive Officer	$106,200	$106,200
Dr. Alan Shackelford	Chief Medical Officer	$87,968	$87,968
Dr. Avi Livnat	VP Clinical & Regulatory Affairs	$89,694	$89,694
Dr. Michael Shannon	Chief Scientific Officer	$96,000	$96,000
Geoff Griffiths	Director of Commercialization	$151,250	$151,250
John Meekison	Chief Financial Officer	$28,125	$28,125

Director Compensation

We currently do not pay our directors any compensation for their services as board members. Upon completion of this Offering, the Company may decide to pay non-employee directors a nominal fee for the attendance of board meetings and their work on certain board committees. Board members may also receive compensation in the form of stock options issued by the Company. To date, Directors have only been paid in their capacity as executive officers of the Company and have received no compensation for their role as a Director.

Employment Agreements

We have entered into employment and consulting agreements with the following executive officers and employees. We may enter into additional employment agreements with other key executives and employees in the future. A stock incentive program for our directors, executive officers, employees and key consultants has been established.

Mr. Griffiths entered into an employment agreement with the Company dated August 7, 2019. Pursuant to the agreement, Mr. Griffiths will perform services that include commercialization and marketing roles for an annual compensation of CAN $165,000. Additionally, Mr. Griffiths has the opportunity to earn certain financial bonuses based on achieving certain milestones related to the development of marketing strategies, product launches, and revenues from sales.

Dr. Shackelford has entered into a verbal employment agreement with the Company to perform the services of Chief Medical Officer. Under the agreement his compensation is USD $12,000 per month.

Dr. Livnat has entered into a verbal employment agreement with the Company to perform the services as VP Clinical and Regulatory Affairs. Under the agreement his compensation is CAN $8,775 per month.

Mr. Meekison has entered into a consulting agreement with the Company on June 18, 2019 to provide services as CFO. Under the agreement, he is being compensated CAN $2,500 per month.

Dr. Shannon has entered into a verbal consulting agreement with the Company to provide the services of CSO. Under the agreement his compensation is CAN $8,000 per month.

Hugh MacNaught has entered into a consulting agreement with the Company on March 1, 2019 to provide operational and product development services. Under the agreement his compensation is CAN $12,500 per month.

Certain Relationships

There are no familial relationships among any of our directors or officers.

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of September 30, 2020, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers and management as a group. As of September 30, 2020, there were 40,049,997 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

Name and Position of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering

	Number	Percent	Number	Percent

Mark Godsy, Chief Executive Officer, Director (1)	7,558,571	18.9%	7,558,571	15.0%
Dr. Alan Shackelford, Chief Medical Officer, Director	7,738,250	19.3%	7,738,250	15.4%
Dr. Avi Livnat, VP Clinical & Regulatory Affairs, Director	7,145,000	17.8%	7,145,000	14.2%
Directors, Executives and Management (Total)	30,131,821	75.2%	30,131,821	59.8%

(1) 0711626 B.C. Ltd, a company controlled by Mark Godsy, owns 7,458,571 shares, with an additional 100,000 shares owned directly by Mark Godsy.

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

The Company's related parties consist of the Company's directors and officers, and any companies associated with them. During the years ended September 30, 2020 and 2019, the Company entered into the following transactions with related parties:

• The Company paid consulting fees related to their performance of executive or management roles within the Company of $637,578 during the year ended September 30, 2020 (2019 - $293,859).  The consulting fees were paid to the CEO, CFO, CSO, CMO, VP Regulatory, Director of Commercialization and head of Product Development of the Company.

As at September 30, 2020, $610,273 was owing to executives and management, or their related companies, which is included in accounts payable and accrued liabilities (September 30, 2019 - $38,133). This includes amounts owing to the CEO, CFO, CSO, CMO, VP Regulatory, Director of Commercialization and head of Product Development of the Company.

As at September 30, 2020, $nil was receivable from shareholders (September 30, 2019 - $4,442)

On January 27, 2020, the Company received a loan of $22,248 and on June 17, 2020 the Company received $8,000 from 0711626 B.C. Ltd., a company controlled by Mark Godsy. The loans are non-interest bearing, unsecured, and are due on December 31, 2020. The loans were initially recorded at their respective fair values of $19,147 and $7,350 and using a market discount rate of 17% per annum with the residual discounts of $3,101 and $650 recognized in debt discount reserve. During the year ended September 30, 2020, accretion expense of $2,336 was accrued on the loan. Key management includes directors and executive officers of the Company. During the years ended September 30, 2020 and 2019, no other compensation was paid or payable for key management services.

Review, Approval and Ratification of Related Party Transactions

To date we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors and significant shareholders. Subsequent to the year ended September 30, 2020, we have begun to establish formal policies and procedures so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. Until such a time where the policies are formally adopted, our directors will continue to approve any related party transactions

Item 6.  Other Information

None.

Item 7.       Financial Statements

INDEX TO FINANCIAL STATEMENTS

SHACKELFORD PHARMA INC.

Shackelford Pharma Inc.

Consolidated Financial Statements

For the years ended September 30, 2020 and 2019

(Expressed in Canadian Dollars)

AUDITOR’S CONSENT

We consent to the use in this Annual Report Pursuant to Regulation A of the Securities Act of 1933, Form 1-K of our report dated February 3, 2021 relating to the financial statements of Shackelford Pharma Inc. for the years ended September 30, 2020 and 2019, appearing in the Form 1-K.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

February 3, 2021

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Shackelford Pharma Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Shackelford Pharma Inc. (the "Company") as of September 30, 2020 and 2019, and the consolidated statements of loss and comprehensive loss, cash flows, and changes in equity for the years ended September 30, 2020 and 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and its financial performance and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred losses in developing its business and further losses are anticipated.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company's auditor since 2018

Vancouver, Canada

February 3, 2021

Shackelford Pharma Inc.
Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

	September 30	September 30
	2020	2019
	$	$
Assets

Current
Cash	85,065	72,280
Prepaid expenses	49,747	-
GST receivable	33,263	13,786
Shareholder loan receivable (Note 9)	-	4,442
	168,075	90,508
Non-current
Intangible asset (Note 4)	99,184	-

Total Assets	267,259	90,508

Liabilities

Current
Accounts payable (Notes 6 and 9)	844,864	58,926
Accrued liabilities (Note 9)	401,621	60,498
Shareholder loan payable (Notes 5 and 9)	28,833	-
	1,275,318	119,424
Non-current
Convertible loans - liability portion (Note 6)	300,563	-
Total liabilities	1,575,881	119,424

Shareholders' Deficit
Share capital (Note 7)	495,502	495,502
Debt discount reserve (Note 5)	7,338	3,587
Convertible loans - equity portion (Note 6)	45,040	-
Accumulated deficit	(1,856,502)	(528,005)
	(1,308,622)	(28,916)

Total Liabilities and Shareholders' Deficit	267,259	90,508

Nature of operations and going concern - Note 1

Subsequent events - Note 13

APPROVED BY THE DIRECTORS
"Alan Shackelford"	Director	"Avi Livnat"	Director

The accompanying notes are an integral part of these consolidated financial statements

Shackelford Pharma Inc.
Consolidated Statements of Loss and Comprehensive Loss
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

	2020	2019
	$	$
Office and administrative expenses
Consulting fees and salaries (Note 9)	853,755	337,609
Filing fees	8,067	725
Investor relations	21,500	-
Laboratory expenses	65,769	-
Office and other	17,546	45,717
Professional fees	259,770	43,162
Marketing and communications	55,820	36,541
Travel	17,563	44,928
Loss before other items	(1,299,790)	(508,682)

Accretion (Notes 5 and 6)	(12,332)	-
Foreign exchange loss	(3,620)	(1,832)
Interest and bank charges (Note 6)	(12,755)	(4,018)

Net loss and comprehensive loss for the year	(1,328,497)	(514,532)

Loss per share
Basic and diluted	(0.03)	(0.02)

Weighted average number of shares outstanding
Basic and diluted	40,049,997	33,399,860

The accompanying notes are an integral part of these consolidated financial statements

Shackelford Pharma Inc.
Consolidated Statements of Cash Flows
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

	2020	2019
	$	$
Cash (used in) provided by:

Operating activities
Net loss for the year	(1,328,497)	(514,532)
Accrued interest	10,589	3,028
Accretion	12,332	-
Unrealized foreign exchange loss	3,668	-

Changes in non-cash working capital items
Prepaid expenses	(49,747)	-
GST receivable	(19,477)	(13,786)
Shareholder loan receivable	4,442	2,348
Accounts payable and accrued liabilities	1,112,804	106,709

Cash used in operating activities	(253,886)	(416,233)

Investing activities
Acquisition of intangibles	(99,184)	-
Cash used in investing activities	(99,184)	-

Financing activities
Shareholder loan proceeds	30,248	-
Convertible debt issued	342,607	-
Finders fees paid	(7,000)	-
Issuance of shares pursuant to private placements	-	463,502
Subscriptions received in advance	-	-
Cash provided by financing activities	365,855	463,502

Increase in cash	12,785	47,269

Cash - beginning	72,280	25,011

Cash - ending	85,065	72,280

Supplemental cash flow information - Note 10

The accompanying notes are an integral part of these consolidated financial statements

Shackelford Pharma Inc.
Consolidated Statements of Changes in Equity
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

	Number of common shares	Share capital	Debt discount reserve	Convertible loans - equity portion	Accumulated deficit	Total
	#	$	$	$	$	$

Balance, September 30, 2018	29,999,997	7,000	4,985	-	(13,473)	(1,488)

Shares issued pursuant to private placements (Note 7)	9,550,000	477,500	-	-	-	477,500
Shares issued for debt (Notes 7 and 9)	500,000	25,000	(1,398)		-	23,602
Share issuance costs (Note 7)	-	(13,998)	-	-	-	(13,998)
Net and comprehensive loss for the year	-	-	-	-	(514,532)	(514,532)

Balance, September 30, 2019	40,049,997	495,502	3,587	-	(528,005)	(28,916)

Discount on shareholder loans (Note 5)	-	-	3,751	-	-	3,751
Convertible loans issued (Note 6)	-	-	-	45,040		45,040
Net and comprehensive loss for the year	-	-	-		(1,328,497)	(1,328,497)

Balance, September 30, 2020	40,049,997	495,502	7,338	45,040	(1,856,502)	(1,308,622)

The accompanying notes are an integral part of these consolidated financial statements

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

1. Nature of operations and going concern

Shackelford Pharma Inc. (the "Company") was incorporated pursuant to the provisions of the Business Corporations Act of British Columbia on June 19, 2018.

The Company's principal activities include developing standardized and scientifically formulated medications using multiple delivery methods.  The Company focuses on market opportunities based on unmet medical challenges utilizing the clinical experience of Dr. Alan Shackelford, a pioneer in endocannabinoid related research.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. As at September 30, 2020, the Company had an accumulated deficit of $1,856,502 (September 30, 2019 - $528,005), and it expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company was successful in obtaining financing during the year ended September 30, 2019, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. This may impact the Company's ability to raise capital.

Should the Company be unable to continue as a going concern, asset realization values may be substantially different from their carrying values. These consolidated financial statements do not give effect to adjustments that would be necessary to carrying values, and classification of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

The Company's corporate office is located at Suite 2300-1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3.

2. Basis of preparation

Statement of compliance

These consolidated financial statements have been presented in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB') and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC"), effective for the Company's reporting for the year ended September 30, 2020.

Basis of measurement and functional currency

These consolidated financial statements have been prepared on a historical cost basis except for financial instruments measured at fair value. These consolidated financial statements include the financial statements of the Company and its inactive wholly owned subsidiary Shackelford Pharma US Inc. These consolidated financial statements are presented in Canadian dollars, which is also the functional currency of the Company's Canadian entity. The functional currency of the Company's foreign subsidiary is US dollars.  The currency translation adjustment resulting from the translation of the foreign subsidiaries' US dollar functional currency to the Company's Canadian dollar presentation currency is charged to other comprehensive income or loss and included in accumulated other comprehensive income or loss within the shareholders' equity section of the statement of financial position.

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

2. Basis of preparation (continued)

Basis of measurement and functional currency (continued)

The accounts of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies. Inter-company transactions, balances and unrealized gains or losses on transactions are eliminated on consolidation.

These consolidated financial statements were approved by the board of directors on February 3, 2021.

3.   Accounting policies

These consolidated financial statements have been prepared using the following accounting policies:

Cash

Cash includes cash held in financial institutions.

Financial instruments

a) Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive income (loss) ("FVTOCI") or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.

Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

a) Measurement

Financial assets at FVTOCI

Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses recognized in other comprehensive income (loss).

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the consolidated statements of loss and comprehensive loss in the period in which they arise. Where management has opted to recognize a financial liability at FVTPL, any changes associated with the Company's own credit risk will be recognized in other comprehensive loss.

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

3.   Accounting policies (continued)

Financial instruments (continued)

b) Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost.

At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in the consolidated statements of loss and comprehensive loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

c) Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss.

Financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

Share capital

The Company's common shares, and any future offerings of share warrants and options are classified as equity instruments. Incremental costs directly related to the issue of new shares or options are shown in equity as a deduction from the proceeds. For equity offerings of units consisting of a common share and warrant, when both instruments are classified as equity, the Company does not bifurcate the proceeds between the common share and the other equity instruments.

Income taxes

Income taxes comprises both current and deferred tax. Income tax is recognized in the statement of loss except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case the income tax is also recognized in other comprehensive income or directly in equity.

Current income taxes are the expected taxes payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to taxes payable in respect of previous years.

The Company accounts for potential future net tax assets which are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and which are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. When the future realization of income tax assets does not meet the test of being more likely than not to occur, no net asset is recognized. No potential income tax assets of the Company have been recognized.

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

3.   Accounting policies (continued)

Loss per share

Basic loss per share is calculated by dividing the net loss for the period available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. The Company uses the treasury stock method of calculating fully diluted loss per share amounts, whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period. Basic and diluted loss per share are the same for the periods presented.

Leases

The main provision of IFRS 16 is the recognition of lease assets and lease liabilities on the consolidated statement of financial position. Under IFRS 16, a lessee is required to do the following: (i) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the consolidated statement of financial position; and (ii) recognize a front-loaded pattern of expense for most leases, even when cash rentals are constant, as the right-of-use asset is depreciated and the lease liability is accreted using the effective interest method. IFRS 16 also requires qualitative disclosures along with specific quantitative disclosures. The Company does not have any leases as at September 30, 2020 and 2019.

Intangible assets

Intangible assets are measured at cost less accumulated amortization and accumulated impairment losses. Costs incurred for licenses are capitalized and amortized from the date of capitalization on a straight-line basis over the shorter of their respective remaining estimated lives or 10 - 20 years.

Impairment of long-lived assets

Intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.  For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or CGUs).  The recoverable amount is the higher of an asset's fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU).  An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The Company evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Critical judgments in applying accounting policies

The critical judgments that the Company's management has made in the process of applying the Company's accounting policies with the most significant effect on the amounts recognized in the Company's consolidated financial statements are as follows:

a)              Going concern

In preparing these consolidated financial statements on a going concern basis, as is disclosed in Note 1 of these consolidated financial statements, Management's critical judgment is that the Company will be able to meet its obligations and continue its operations for the next twelve months.

Key sources of estimation uncertainty

The preparation of consolidated financial statements requires that the Company's management make assumptions and estimates of effects of uncertain future events on the carrying amounts of the Company's assets and liabilities at the end of the reporting period.  Actual results may differ from those estimates as the estimation process is inherently uncertain. Actual future outcomes could differ from present estimates and assumptions, potentially having material future effects on the Company's consolidated financial statements. Estimates are reviewed on an ongoing basis and are based on historical experience and other facts and circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company's assets and liabilities are accounted for prospectively.

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

3.   Accounting policies (continued)

Key sources of estimation uncertainty (continued)

The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company's assets and liabilities are as follows:

a) Deferred income taxes

Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the reporting date in effect for the period in which the temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. The recognition of deferred income tax assets is based on the assumption that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized.

Accounting standards issued but not yet effective

There are no accounting pronouncements with future effective dates that are applicable or are expected to have a material impact on the Company's consolidated financial statements.

  4.  Intangible assets

Cost	Total
$
Balance, September 30, 2019	-
Additions	99,184
Balance, September 30, 2020	99,184

Ramot License Agreement

On January 21, 2020, the Company entered into an option agreement (the "Option Agreement") to receive an exclusive, worldwide license (the "License") from Ramot Tel Aviv University Ltd. ("Ramot") related to the prevention and reversal of age-related cognitive decline by ultra-low doses of tetrahydrocannabinol ("THC") (the "Ramot Technology").

Pursuant to the Option Agreement, the Company has a period of three months, in consideration for which the Company will pay Ramot USD $5,000 per month for a three month period, to arrive at terms and conditions satisfactory to each party for the grant of the License (the "License Agreement").

As at September 30, 2020, $21,345 (USD $15,000) had been paid toward the Option Payments. On August 9, 2020, the Company signed a license agreement with Ramot (the "Ramot License Agreement"). The remaining unpaid balance of the one time License Fee of USD $30,000, which was reduced by the option payments of US$ 15,000 noted above, was paid on the date of signing the Ramot License Agreement (the "Effective Date") and totalled $19,598 (US $15,000). The Company also accrued reimbursable patent costs of $58,241 which are payable to Ramot pursuant to the licence agreement. The Ramot License Agreement also includes the following future potential payments:

    Milestone payments for a total of USD$ 2,700,000 for each product developed using the licensed technology. Milestone payments are payable upon the successful completion of Phase I, II and III clinical trials and upon receipt of US FDA approval;
    An annual royalty fee of USD $10,000 commencing January 1, 2023;
    Future royalties on sales; and
    Sublicense fees in the event a sublicense is granted by the Company to a third party.

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

5.  Shareholder loan payable

On January 27, 2020, the Company received a loan of $22,248 from a shareholder and on June 17, 2020 the Company received $8,000 from a shareholder (Note 9). The loans are non-interest bearing, unsecured, and are due on December 31, 2020. The loans were initially recorded at their respective fair values of $19,147 and $7,350 and using a market discount rate of 17% per annum with the residual discounts of $3,101 and $650 recognized in debt discount reserve. During the year ended September 30, 2020, accretion expense of $2,336 was accrued on the loans.

6.  Convertible loans

The Company issued $125,000 in convertible loans in March 2020, $48,150 in convertible loans in April 2020, and $169,457 in convertible loans in July 2020.

The convertible loans bear interest at 8% per annum and are due and payable two years from the date issued.  The notes shall be automatically converted into units of the Company ("Units") at such time that the Company completes a subsequent equity offering involving an issuance of common shares (the "Subsequent Financing").  Each unit shall consist of one common share of the Company and one warrant ("Warrant"). Each Warrant will entitle the holder to purchase an additional common share at a price that is at a 20% premium to the Subsequent Financing price (the "Warrant Exercise Price") for a period of 24 months from the issuance of the Warrants, which shall be the closing date of the Subsequent Financing. In the event that the Company completes a going public transaction and the common shares trade at a 75% premium to the Warrant Exercise Price for a period of 30 trading days, then the warrants will be automatically converted into common shares.

The liability component of these loans was calculated at the date of issuance, as the present value of the principal and interest, at a rate approximating the interest rate that would have been applicable to non-convertible debt at the date the loans were issued of 17% per annum. The liability component of $290,567 was recorded at amortized cost and is accreted to the principal amount over the term of the convertible loan by charges to accretion expense.  During the year ended September 30, 2020, finder's fees in the amount of $7,000 was paid, accretion expense of $9,996 was accrued on the loans and interest of $10,589 was charged, which is included in accounts payable.

7.  Share capital

a) Authorized: Unlimited common shares without par value.

b)  Shares issued

Common shares: 40,049,997 (September 30, 2019 - 40,049,997).

During the year ended September 30, 2020, the Company did not issue any shares.

During the year ended September 30, 2019, the Company:

    Completed a series of non-brokered private placements by issuing 9,550,000 common shares for gross proceeds of $477,500;
    The Company incurred share issuance costs of $13,998 related to the issuance of these shares; and
    Issued 500,000 common shares with a fair value of $25,000 to settle debt with a carrying value of $23,602, resulting in a loss on debt settlement of $1,398, which was recognized as a reduction in the debt discount reserve (Note 9).

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

8.  Income taxes

A reconciliation between the Company's income tax provision computed at statutory rates to the reported income tax provision is as follows:

	September 30	September 30
	2020	2019
	$	$
Loss for the year before income tax recovery	(1,328,497)	(514,532)
Average statutory rate	27%	27.00%

Income tax recovery based on statutory rates	(358,694)	(138,924)
Non-deductible items and other	11,884	(3,778)
Change in non-recognized deferred tax assets	346,810	142,702
Income tax recovery	-	-

Deferred income tax assets are only recognized to the extent that the realization of tax benefits is determined to be probable.  As at September 30, 2020, the Company has not recognized the benefit of the following deductible temporary differences:

	September 30	September 30
	2020	2019
	$	$
Deferred tax asset
Losses carried forward	490,883	143,317
Share issuance costs	2,267	3,023
Unrecognized deferred tax assets	(493,150)	(146,340)
Total deferred tax assets	-	-

As at September 30, 2020, the Company has estimated non-capital losses for Canadian income tax purposes of $1,818,086 that may be carried forward to reduce taxable income derived in future years. The Canadian non-capital losses expire between 2038-2040.

9.    Related party transactions

The Company's related parties consist of the Company's directors and officers, and any companies associated with them. During the years ended September 30, 2020 and 2019, the Company entered into the following transactions with related parties:

    The Company paid consulting fees and salaries of $637,578, respectively during the year ended September 30, 2020 (2019 - $293,859).  The consulting fees were paid to the CEO, CFO, COO, CSO, CMO, VP Regulatory, Director of Commercialization and the head of Product Development of the Company.

As at September 30, 2020, $610,273 was owing to officers or their related companies, which is included in accounts payable and accrued liabilities (September 30, 2019 - $38,133).

As at September 30, 2020, $nil was receivable from shareholders (September 30, 2019 - $4,442). The amounts are unsecured, non-interest bearing, and are due on demand.

As at September 30, 2020, a Shareholder loan of $28,833 was outstanding (September 30, 2019 - $nil) (Note 5).

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

9.    Related party transactions (continued)

On August 1, 2018, the Company received a loan of $25,000 from a shareholder. The loan was non-interest bearing,

unsecured, and was due on December 31, 2019. During the year ended September 30, 2019, the Company settled the debt outstanding at September 30, 2018 by issuing 500,000 common shares with a fair value of $25,000.

Key management includes directors and executive officers of the Company. During the years ended September 30, 2020 and 2019, no other compensation was paid or payable for key management services.

10.  Supplemental cash flow information

Investing and financing activities that do not have a direct impact on the current cash flows are excluded from the cash flow statements.

During the year ended September 30, 2020 there were no non-cash transactions.

During the year ended September 30, 2019 there were the following non-cash transactions:

    Issued 500,000 common shares to settle debt valued at $25,000.

11.  Financial instruments

Classification of financial instruments

The Company's financial instruments consist of cash, shareholder loan receivable, accounts payable, convertible loans, and shareholder loan payable. These financial instruments are classified as financial assets and liabilities at amortized cost and are reported at amortized cost.

The classification of the financial instruments as well as their carrying values as at September 30, 2020 is shown in the table below:

At September 30, 2020	Assets - Amortized cost	Liabilities - Amortized cost	Total
	$	$	$
Financial assets
Cash	85,065	-	85,065
Total financial assets	85,065	-	85,065
Financial liabilities
Accounts payable	-	844,864	844,864
Convertible loans	-	300,563	300,563
Shareholder loan payable	-	28,833	28,833
Total financial liabilities	-	1,174,260	1,174,260

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

11.   Financial instruments (continued)

Classification of financial instruments (continued)

The classification of the financial instruments as well as their carrying values as at September 30, 2019 is shown in the table below:

At September 30, 2019	Assets - Amortized cost	Liabilities - Amortized cost	Total
	$	$	$
Financial assets
Cash	72,280	-	72,280
Shareholder loan receivable	4,442	-	4,442
Total financial assets	76,722	-	76,722
Financial liabilities
Accounts payable	-	58,926	58,926
Total financial liabilities	-	58,926	58,926

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to relative reliability of the inputs used to estimate fair values. The three levels of the fair value hierarchy are:

Level 1 - unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 - inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 - inputs that are not based on observable market data.

The fair values of financial assets and liabilities approximate the carrying values due to their relatively short-term nature.

Financial and capital risk management

The Company thoroughly examines the various financial instruments and risks to which it is exposed and assesses the impact and likelihood of those risks. These risks include foreign currency risk, interest rate risk, credit risk, and liquidity risk. Where material, these risks are reviewed and monitored by the Board of Directors.

The Board of Directors has overall responsibility for the determination of the Company's risk management objectives and policies. The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Company's competitiveness and flexibility.

Discussions of risks associated with financial assets and liabilities are detailed below:

a) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a cash loss is limited as the Company's liabilities are either non-interest bearing or have fixed interest rates. The Company considers this risk to be immaterial.

b) Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.  Credit risk arises from cash held with banks and financial institutions. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The Company considers credit risk with respect to its cash to be immaterial as cash is held through large Canadian financial institutions.

Shackelford Pharma Inc.
Notes to the Consolidated Financial Statements
For the years ended September 30, 2020 and 2019
(Expressed in Canadian dollars)

11.    Financial instruments (continued)

Financial and capital risk management (continued)

c) Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they become due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. Accounts payable and accrued liabilities have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company has a working capital deficit of $1,107,243 as at September 30, 2020 (September 30, 2019 - $28,916).

12.   Management of capital

The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern. In the management of capital, the Company includes its components of shareholders' equity.

The capital structure of the Company consists of equity attributable to common shareholders, comprised of issued capital and deficit.

The Company maintains and adjusts its capital structure based on changes in economic conditions and the Company's planned requirements. The Company may adjust its capital structure by issuing new equity, issuing new debt, or acquiring or disposing of assets.

The Company does not have a source of revenue. As such, the Company is dependent on external financing to fund its activities. In order to pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed.

Management reviews its capital management policies on an ongoing basis.  The Company is not subject to any externally imposed capital requirements. There were no changes to the Company's approach to capital management during the year.

13.   Subsequent events

Regulation A Offering

On August 20, 2020, the Company initiated a financing for gross proceeds of US $10,000,000 through the issuance of 10,000,000 common shares at US$1.00 per share, utilizing a Regulation A Offering Memorandum under the US Securities Act of 1933.  To date, gross proceeds of approximately US $5,000,000 have been received and no shares have been issued related to this offering. Finders' fees of US $26,258 have been paid.

Repurchase of Shares

On January 17, 2020, the Company entered into agreements with certain shareholders of the Company (the "Shareholders") to repurchase a total of 3,920,000, common shares previously issued to the Shareholders by the Company in series of private placements at a price of $0.05 per common share (the "Shares"). Upon repurchase the Shares will be cancelled. The repurchases were completed between December 1, 2020 and December 21, 2020 at a price of $0.10 per common share.

Item 8. Exhibits

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on February 3, 2021.

Shackelford Pharma Inc.

By:	/s/ Mark Godsy
Name:	Mark Godsy
Title:	Chief Executive Officer and Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Mark Godsy	February 3, 2021
Name: Mark Godsy
Title: Chief Executive Officer and Director (Principal Executive Officer)

By: /s/ John Meekison	February 3, 2021
Name: John Meekison
Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)